Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
Todd E. Paulson, CFO
(763) 475-1400

UROLOGIX REPORTS FISCAL 2006 FIRST QUARTER RESULTS

Company Announces Launch of Cooled ThermoTherapy Mobile Service

MINNEAPOLIS — October 24, 2005 — Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fiscal first quarter ended September 30, 2005 and announced that during the first quarter it launched a company-owned Cooled ThermoTherapy mobile service in select geographies in the United States.

First Quarter Financial Results

Revenue for the first quarter of fiscal 2006 was $6.2 million, compared to $6.1 million in the same period of fiscal 2005. Treatment catheters sales, including revenue from Cooled ThermoTherapy mobile treatments, accounted for 95% of revenue in the just completed quarter, which was consistent with the prior year period. Net earnings for the current quarter were $146,000, or $0.01 per diluted share, compared to $720,000 or $0.05 per diluted share, for the first quarter of fiscal 2005. Current period earnings include $337,000 of equity-based compensation expense resulting from the adoption of Statement of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment” on July 1, 2005. Fiscal 2005 results do not include any equity-based compensation expense.

Fred B. Parks, chairman and chief executive officer of Urologix, commented, “Our modest year-over-year revenue growth was achieved despite approximately $160,000 less revenue from our New Orleans territory in the current quarter compared to the prior year quarter due to the disruption in that market from Hurricane Katrina. Additionally, domestic treatment catheter volume for the first quarter increased 5% on a year-over-year basis while we continued to see compression of our average selling prices in this highly competitive market.”

Gross profit for the first quarter was 67% of revenue, compared to 70% in the same period last year. Gross profit in the current quarter was adversely impacted by the year-over-year decrease in average per unit selling prices of disposable treatment catheters, as well as approximately $70,000 of expenses related to the launch of Urologix’ Cooled ThermoTherapy mobile service and $14,000 of equity-based compensation expense related to the adoption of SFAS 123R. First quarter operating expenses, including $323,000 of equity-based compensation expense, totaled $4.0 million, compared to $3.4 million in the prior-year quarter.

Balances of cash and available-for-sale investments decreased to $10.3 million at September 30, 2005 from $10.8 million at June 30, 2005, due primarily to investments made in conjunction with the launch of the company’s Cooled ThermoTherapy mobile service during the quarter. The domestic installed base of Cooled ThermoTherapy system control units grew to 518 units at September 30, 2005 compared to 498 units at June 30, 2005.

Company Launches Cooled ThermoTherapy Mobile Service

Urologix also announced that it launched its own Cooled ThermoTherapy mobile service during the first quarter, with the establishment of mobile routes in five select geographies in the United States. This initiative, facilitated through the acquisition of the Cooled ThermoTherapy assets of three regional mobile service providers, is targeted at economically and efficiently providing office-based urologists with access to Cooled ThermoTherapy. Terms of the individual acquisitions were not disclosed.

“While continuing to value our relationships with our large mobile providers, we must control our own fate in certain geographies and with certain physicians. With our own mobile service we can maintain, where prudent, direct relationships with our treating urologists.” commented Mr. Parks. “We intend to continue to expand our Cooled ThermoTherapy mobile service into additional geographies and we are confident that this initiative will prove successful in driving incremental revenue growth in fiscal 2006.”

Fiscal 2006 Financial Outlook

Mr. Parks commented, “In order to achieve our previously stated financial objectives in fiscal 2006, we must substantially accelerate our revenue growth over that of the just completed quarter. Our efforts to accelerate revenue growth in the second quarter and the remainder of fiscal 2006 will focus on the successful launch and expansion of our Cooled ThermoTherapy mobile service, continued growth in our direct office channel, and the prevention of further treatment catheter selling price erosion.”

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2006 first quarter results on Monday, October 24, at 4:00 p.m. Central Time. A live webcast of the call will be available through the investor relations section of the company’s website at www.urologix.com, and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis® and Prostatron® names. Both systems utilize Cooled ThermoTherapy™ – targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort – and provide safe, effective, lasting relief of the symptoms of BPH.

Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the need to maintain profitability and increase revenues; the rate of adoption of Cooled ThermoTherapy products, Urologix’ sole products, by the medical community; the ability of third-party suppliers to produce and supply products; the impact of competitive treatments, products and pricing; the company’s ability to develop and market new products, including the company-owned Cooled ThermoTherapy mobile service, and the company’s ability to generate revenue from new products; the development and effectiveness of the company’s sales organization and marketing efforts; developments in the reimbursement environment for the company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy); the company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; and other risks, including those set forth in the company’s reports filed with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K.

UROLOGIX, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,
	2005	2004
Sales	$6,157	$6,051
Cost of goods sold	2,032	1,838

Gross profit	4,125	4,213

Costs and expenses:
Selling, general and administrative	3,171	2,727
Research and development	796	642
Amortization of intangibles	41	41

Total costs and expenses	4,008	3,410

Operating earnings	117	803
Interest income, net	57	26

Net earnings before income taxes	174	829

Provision for income taxes	(28)	(109)

Net earnings	$146	$720

Basic net earnings per common share	$0.01	$0.05

Diluted net earnings per common share	$0.01	$0.05

Weighted average number of shares used in basic per share calculations	14,311	14,212

Weighted average number of shares used in diluted per share calculations	14,404	15,040

UROLOGIX, INC.

Selected Balance Sheet Data

(Unaudited, in thousands)

	September 30, 2005	June 30, 2005
Cash and available-for-sale investments	$10,289	$10,770
Accounts receivable	4,248	4,243
Inventory	2,053	1,742
Current assets	16,960	17,007
Total assets	39,134	39,106
Current liabilities	3,354	3,833
Total liabilities	5,477	5,961
Shareholders’ equity	33,657	33,145

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